Exhibit 99.1

For Immediate Release

World Energy Solutions to Restate Prior Financial Results

Decision Impacts Timing of ~$3.7M in Historical Revenue and Net Income; Company to Restate Results for Fiscal Year 2011 and First Three Quarters of 2012

Worcester, MA – April 2, 2013 –World Energy Solutions, Inc. (NASDAQ: XWES) today announced that its Board of Directors, based on the recommendation of the Audit Committee and in consultation with management and the Company’s independent registered public accounting firm, Marcum LLP, has concluded it will restate its previously issued audited financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K, and its unaudited financial statements for the quarterly periods ended March 31, 2012, June 30, 2012, and September 30, 2012 included in the Company’s Quarterly Reports on Form 10-Q and the unaudited pro forma disclosures included in its Form 8-K/A filed on December 17, 2012 (the “Relevant Periods”). Accordingly, investors should no longer rely upon the Company’s previously released financial statements for the Relevant Periods and other financial data released related to the Relevant Periods.

The Company has concluded that the timing of revenue recognition for certain commission payments was recorded incorrectly during the Relevant Periods. This incorrect treatment related to the Company’s revenue recognition policy for its mid-market product line, an area the Company entered with its acquisition of GSE Consulting on October 31, 2011. Under its accounting policies in effect at the time, the Company recognized revenue from up-front commission payments as cash was received from the energy supplier, beginning with the quarter ended December 31, 2011. As a result of its review, the Company has determined that it was required to record these revenues upon contract completion, or earlier to the extent actual energy usage data is received from the energy supplier or can be reliably estimated.

At this time, the Company believes that the adjustments necessary to make these amendments to the Relevant Periods will have no effect on previously reported cash and cash equivalents or cash flow from operations. The estimated impact of the restatements for the Relevant Periods is expected to decrease revenue and net income by approximately $0.6 million for the year ended December 31, 2011 and approximately $3.1 million through the first nine months of 2012. The Company expects to recognize these amounts of revenue and net income in subsequent periods.

In addition, the Company has requested a 15-day filing extension from the Securities and Exchange Commission for the filing of its 2012 Annual Report. The Company continues to work diligently with its auditors to complete the audit and intends to file its Annual Report and restatements for the Relevant Periods by April 16, 2013. Once the Company has completed its audit, it also expects to announce a date to host a conference call for shareholders in conjunction with the filing of these documents.

About World Energy Solutions, Inc.

World Energy Solutions, Inc. (NASDAQ: XWES) is an energy management services firm that brings together the passion, processes and technologies to take the complexity out of energy management and turn it into bottom-line impact for the businesses, institutions and governments we serve. To date, the Company has transacted more than $30 billion in energy, demand response and environmental commodities on behalf of its customers, creating more than $1 billion in value for them. World Energy is also a leader in the global carbon market, where its World Energy Exchange® supports the Regional Greenhouse Gas Initiative (RGGI), the first mandatory market-based regulatory program in the U.S. to reduce greenhouse gas emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following: the Company’s revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for the Company’s services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; the potential impact on the Company’s historical and prospective financial results of a change in accounting policy may negatively impact its stock price; and other factors outside the Company’s control that may affect transaction volume in the electricity market as well as the Company’s overall business. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in the Company’s Annual Report on Form 10-K and in other documents that the Company files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law

For additional information, contact:

Dan Mees World Energy Solutions, Inc. (508) 459-8156 dmees@worldenergy.com	Susan Forman Dian Griesel, Inc. (212) 825-3210 sforman@dgicomm.com